Exhibit 10.17

LEASE

BETWEEN

BATTON ASSOCIATES, LLC

(“LESSOR”)

AND

SITIME CORPORATION

(“LESSEE”)

5451 Patrick Henry Drive

Santa Clara, California

SCHEDULE OF EXHIBITS

EXHIBIT “A” Legal Description

EXHIBIT “B” Work Letter Agreement

EXHIBIT “C” Lessee’s Hazardous Materials

EXHIBIT “D” Depiction of New Building Lobby Entrances

i

LEASE

5451 Patrick Henry Drive

Santa Clara, California 95054

THIS LEASE (“Lease”), dated for reference purposes as of April 15, 2016, is made and entered into by and between BATTON ASSOCIATES, LLC, a California limited liability company (“Lessor”), and SITIME CORPORATION, a Delaware corporation (“Lessee”).

RECITALS:

A.    Lessor is the owner of the real property located at 5451 Patrick Henry Drive, Santa Clara, California, more particularly described on Exhibit “A” attached hereto and incorporated by reference herein, consisting of approximately 3.68 acres of land, together with all easements and appurtenances thereto (the “Land”), and the existing building thereon containing approximately 50,400 rentable square feet (the “Building”), the parking area on the Land, and all other improvements located thereon (collectively, the “Improvements”). The Land and Improvements are referred to herein collectively as the “Property.”

B.    Lessor and Lessee wish to enter into this Lease of the Property upon the terms and conditions set forth herein.

NOW, THEREFORE, the parties agree as follows:

1.    Lease. Lessor hereby leases to Lessee, and Lessee hereby leases from Lessor, the Property at the rental and upon all of the terms and conditions set forth herein.

2.    Term.

(a)    The term of this Lease (the “Term”) shall be one hundred twenty-two (122) months, commencing on the date (the “Commencement Date”) which is the later of (i) the date of substantial completion of the Tenant Improvements and Lessor’s Work (each defined below), and (ii) October 1, 2016, and shall expire on the date (the “Expiration Date”) which is one hundred twenty-two (122) full calendar months after the Commencement Date (with any partial month following the Commencement Date deemed included in “month 1” of the Term), unless extended or sooner terminated in accordance with the provisions hereof. For purposes of this Lease, the “date of substantial completion of the Tenant Improvements and Lessor’s Work” shall mean the date the City of Santa Clara has approved the Tenant Improvements constructed pursuant to the Work Letter Agreement attached as Exhibit “B” and Lessor’s Work in accordance with its building code, as evidenced by its completion of a final inspection and permit sign-off for all such work and issuance of a temporary or conditional certificate of occupancy, or its equivalent, for the Building. Lessee acknowledges, however, that due to the complexity of the permitting process with the City of Santa Clara for the proposed construction of the new lobby entrances to the Building described in Paragraph 13(a) and Exhibit “D,” Lessor may not be able to complete both of the new lobby entrances to the Building by October 1, 2016. Accordingly, Lessor and Lessee agree that (x) so long as the Building can be legally occupied following substantial completion of the Tenant Improvements and all of Lessor’s Work exclusive of one of the new lobby entrances to the Building, and (y) Lessor uses diligent efforts to complete the second new lobby entrance to the Building as soon as reasonably possible, then for purposes of determining the Commencement Date, Lessor’s Work will be deemed to have been substantially completed as of the date that Lessor has completed all of Lessor’s Work, other than the second new lobby entrance to the Building, as evidenced by the completion of an inspection and permit sign-off for such portion of Lessor’s Work by the City of Santa Clara and the issuance of a conditional certificate of occupancy, or its equivalent, for the Building.

(b)    If the Commencement Date has not occurred on or before October 1, 2016, due to the fault of Lessee, then, beginning on December 1, 2016 and continuing on the first day of each calendar month thereafter until the Commencement Date, Lessee shall pay to Lessor the Monthly Base Rent set forth in Paragraph 4 below (i.e., $82,000.00 per month), pro-rated for any partial month that such Monthly Base Rent is due. Delays “due to the fault” of Lessee shall include any delays that directly impact the critical path of Lessor’s construction of the Tenant Improvements, to the extent caused by: (i) Lessee’s failure to furnish information to Lessor for the preparation of plans and drawings for the Tenant Improvements in accordance with Exhibit “B”; (ii) Lessee’s request for special materials, finishes or installations which are not readily available; (iii) Lessee’s failure to reasonably approve plans and working drawings in accordance with Exhibit “B”; (iv) Lessee’s changes in plans and/or working drawings after their approval by Lessor and Lessee; (v) Lessee’s failure to complete any of its own improvement work to the extent Lessee delays completion by the City of Santa Clara of its final inspection and approval of the Tenant Improvements described in Exhibit “B”; or (iv) interference with Lessor’s work caused by Lessee or by Lessee’s contractors or subcontractors; provided, however, that in each case in which Lessor deems any delay to be “due to the fault of Lessee,” Lessor shall provide written notice to Lessee of any such delay within five (5) business days after the occurrence or commencement thereof, or Lessor shall be deemed to have waived any such delay caused by Lessee.

(c)    Lessee shall be permitted to enter the Building on and after August 1, 2016 for purposes of installing Lessee’s furniture, fixtures and equipment in the Building, and otherwise preparing the Building for Lessee’s occupancy provided that Lessee’s early entry does not result in any delay in the critical path of Lessor’s construction of the Tenant Improvements due to the fault of Lessee (i.e., as defined in Paragraph 2(b) above). Such early entry shall be at Lessee’s sole risk and subject to all the terms and provisions hereof, except for the payment of Monthly Base Rent, which shall commence on first day of the third month of the T erm, and the payment of Operating Expenses and Taxes, which shall commence on the Commencement Date. Prior to such early entry, Lessee shall deliver to Lessor the certificate of insurance required under Paragraph 11(a)(3) of this Lease. Lessor shall have the right to impose such additional conditions on Lessee’s early entry as Lessee shall deem reasonably appropriate.

(d)    If Lessor has not achieved substantial completion of the Tenant Improvements and Lessor’s Work on or before April 1, 2017 (with such date to be extended on a day-for-day basis for each day of delay “due to the fault of Lessee”), then Lessee may terminate this Lease by providing written notice to Lessor at any time thereafter and prior to substantial completion of the Tenant Improvements and Lessor’s Work, whereupon Lessor shall immediately refund the prepaid Monthly Base Rent, Security Deposit and any other sums paid by Lessee to Lessor on account of this Lease, and thereafter neither party shall have any rights or obligations hereunder.

3.    Option to Extend.

(a)    Provided that there is no uncured Event of Default (as defined in Paragraph 22) by Lessee under this Lease at the time of exercise, or at the time the Option Period commences, Lessee shall have the option to extend the Term of this Lease for one (1) additional period of five (5) years (“Option Period”) on the same terms and conditions set forth in this Lease, except that (i) the Monthly Base Rent for the Option Period shall be determined as provided in Paragraph 3(b) below, (ii) Lessor shall have no obligation to provide Lessee with an allowance for, or otherwise construct any, improvements to the Property, and (iii) Lessor shall not be required to pay any leasing commissions to any brokers in connection with the Option Period. Lessee shall exercise its option by giving Lessor written notice (the “Option Notice”) at least twelve (12) months, but not more than fifteen (15) months, prior to the expiration of the initial Term of this Lease. The option to extend is personal to SiTime Corporation and may not be transferred or assigned to any third party other than a Permitted Transferee (as defined in Paragraph 17(g) below).

(b)    The Monthly Base Rent for the Option Period shall be determined as follows:

(1)    Lessor and Lessee shall have thirty (30) days after Lessor receives Lessee’s Option Notice within which to agree on the Monthly Base Rent for the Option Period based upon the then fair market rental value of the Property as defined in Paragraph 3(b)(2). If Lessor and Lessee agree on the Monthly Base Rent for the Option Period within thirty (30) days, they shall immediately execute an amendment to this Lease stating the Monthly Base Rent for the Option Period. If the parties are unable to agree on the Monthly Base Rent for the Option Period within thirty (30) days, then, the initial Monthly Base Rent for the Option Period shall be the then current fair market rental value of the Property as determined in accordance with Paragraph 3(b)(3). On the first anniversary of the first day of the Option Period, Monthly Base Rent for the Option Period shall be increased to an amount equal to 103% of the Monthly Base Rent payable for the first year of the Option Period, and such 3% annual increases shall continue to be applied to Monthly Base Rent on each subsequent anniversary of such date throughout the Option Period.

(2)    The “then fair market rental value of the Property” shall be defined to mean the fair market rental value of the Property as of the commencement of the applicable Option Period, taking into consideration the uses permitted under this Lease, the quality, size, design and location of the Premises, and the rent for comparable buildings located in Santa Clara, California. When determining the fair market rental value of the Property by reference to comparable transactions, the base rents provided for in such comparable transactions shall be adjusted to reflect the differences between the other terms of such comparable transactions and the other terms of the renewal or expansion to which the fair market rental value is to be applicable. For example: (a) if such comparable transactions provided for any allowance and/or free rent, then in determining the fair market rental value of the Property for the Option Period if Lessee does not receive any allowance and/or free rent (or a smaller allowance and/or free rent) the base rents provided for in such comparable transactions shall be adjusted downward, or (b) if such comparable transactions provided for the tenant thereunder to pay its pro-rata share of increases in operating expenses and/or taxes over a base year different from the triple net payments to be applicable to the Option Period, then in determining the fair market rental value of the Property for the Option Period, the base rents provided for in such comparable transactions shall be adjusted upward or downward, as appropriate.

(3)    Within seven (7) days after the expiration of the thirty (30) day period set forth in Paragraph 3(b)(1), each party, at its cost and by giving notice to the other party, shall appoint an MAI appraiser with at least five (5) years’ full time commercial appraisal experience with similar commercial/industrial properties in Santa Clara, California, to appraise and set the then fair market rental value of the Property for the Option Period. If a party does not appoint an appraiser within ten (10) days after the other party has given notice of the name of its appraiser, the single appraiser appointed shall be the sole appraiser and shall set the then fair market rental value of the Property for the Option Period. If the two (2) appraisers are appointed by the parties as stated in this paragraph, they shall meet promptly and attempt to set the then fair market rental value of the Property for the Option Period. If they are unable to agree within thirty (30) days after the second appraiser has been appointed, they shall attempt to elect a third appraiser meeting the qualifications stated in this paragraph within ten (10) days after the last day the two (2) appraisers are given to set the then fair market rental value of the Property for the Option Period. If they are unable to agree on the third appraiser, either of the parties to this Lease, by giving ten (10) days’ notice to the other party, can apply to the then Presiding Judge of the Santa Clara County Superior Court, for the selection of a third appraiser who meets the qualifications stated in this paragraph. Each of the parties shall bear one-half (1/2) of the cost of appointing the third appraiser and of paying the third appraiser’s fee. The third appraiser, however selected, shall be a person who has not previously acted in any capacity for either party.

Within thirty (30) days after the selection of the third appraiser, a majority of the appraisers shall set the then fair market rental value of the Property for the Option Period. If a majority of the appraisers are unable to set the then fair market rental value of the Property for the Option Period within the stipulated period of time, the three (3) appraisals shall be added together and their total divided by three (3); the resulting quotient shall be the then fair market rental value of the Property for the Option Period. If, however, the low appraisal and/or the high appraisal are/is more than ten percent (10%) lower and/or higher than the middle appraisal, the low appraisal and/or the high appraisal shall be disregarded. If only one appraisal is disregarded, the remaining two (2) appraisals shall be added together and their total divided by two (2); the resulting quotient shall be the then fair market rental value of the Property for the Option Period. If both the low appraisal and the high appraisal are disregarded as stated in this paragraph, then only the middle appraisal shall be used as the result of the appraisal. After the then fair market rental value of the Property for the Option Period has been set, the appraisers shall immediately notify the parties and the parties shall amend this Lease to set forth the Monthly Base Rent for the Option Period.

4.    Monthly Base Rent. Commencing on the Commencement Date and continuing during the Term of this Lease, Lessee shall pay to Lessor Monthly Base Rent in monthly installments in advance on a triple net basis in lawful money of the United States as follows:

Months of Term	Monthly Base Rent PSF	Monthly Base Rent
1 through 2	$0.00	$0.00/month
3 through 12	$2.05	$82,000.00/month	*
13 through 24	$2.11	$94,950.00/month	**
25 through 36	$2.17	$109,368.00/month
37 through 48	$2.24	$112,896.00/month
49 through 60	$2.30	$115,920.00/month
61 through 72	$2.37	$119,448.00/month
73 through 84	$2.45	$123,480.00/month
85 through 96	$2.52	$127,008.00/month
97 through 108	$2.60	$131,040.00/month
109 through 120	$2.67	$134,568.00/month
121 through 122	$2.75	$138,600.00/month

*	Monthly Base Rent calculated on 40,000 square feet
**	Monthly Base Rent calculated on 45,000 square feet

Notwithstanding the foregoing provisions to the contrary, if the second new lobby entrance to the Building is not substantially completed prior to the first day of the third month of the Term, then Tenant shall pay Monthly Base Rent in the amount of $70,520.00 per month (i.e., $2.05 x 34,400 square feet) until the second new lobby entrance to the Building is substantially completed, which shall be deemed to have occurred when the City of Santa Clara has approved such portion of Lessor’s Work in accordance with its building code, as evidenced by its completion of a final inspection and permit sign-off for such portion of Lessor’s Work and the issuance of an unconditional certificate of occupancy, or its equivalent, for the Building.

5.    Additional Rent; Operating Expenses and Taxes.

(a)    In addition to the Monthly Base Rent, commencing on the Commencement Date Lessee shall pay to Lessor, as “Additional Rent,” the Operating Expenses of the Property in accordance with Paragraph 5(b) hereof and all real property taxes and assessments levied or assessed against the Property in accordance with Paragraph 5(c) hereof. Monthly Base Rent and Additional Rent are sometimes referred to herein collectively as “rent” or “rental.”

(b)    “Operating Expenses” as used herein shall include all reasonable direct costs actually incurred by Lessor in the management, operation, maintenance, repair, and replacement of the Property, including the cost of all maintenance, repairs, and restoration of the Property performed by Lessor pursuant to Paragraphs 14(b) and 14(c) hereof, determined in accordance with generally accepted accounting principles, including, but not limited to: personal property taxes related to the Property; any parking taxes or levies imposed on the Property in the future by any governmental agency; a management fee equal to three percent (3%) of the Monthly Base Rent; water and sewer charges; waste disposal; insurance premiums for insurance coverages maintained by Lessor pursuant to Paragraph 11(b) hereof; license, permit, and inspection fees; maintenance and repair of the roof membrane; maintenance and repair of the HVAC system; maintenance, repair and replacement of floor and window coverings; landscaping, gardening, and tree trimming; glazing; repair, maintenance, cleaning, sweeping, striping, patch paving, and resurfacing of the parking area; exterior lighting Mid parking lot lighting; supplies, materials, equipment and tools used in the maintenance of the Property; costs for accounting services incurred in the calculation of Operating Expenses and Taxes as defined herein; and the cost of capital expenditures for any improvements or changes to the Building which are required by laws, codes, statutes, ordinances, directives of public authorities or other governmental regulations (collectively “Applicable Laws”) adopted after the Commencement Date, or for any items or capital expenditures voluntarily made by Lessor which are intended to have the effect of reducing Operating Expenses; provided, however, that with respect to capital improvements made to save Operating Expenses the amortization thereof shall not be at a rate greater than the actual savings in Operating Expense. If Lessor voluntarily makes capital improvements or capital expenditures to the Building or the Property, or is required to make such capital improvements or capital expenditures, Lessor shall amortize the cost of such improvements and expenditures over the useful life of said improvements as reasonably determined by Lessor in accordance with generally accepted accounting principles (together with interest on the unamortized balance at the rate equal to the effective rate of interest actually charged to Lessor for its borrowings for capital expenditures, but in no event in excess of ten percent (10%) per annum) and only the annual amortized amount shall be included in Operating Expenses annually from the date of expenditure through the date which is the earlier of the expiration of the Term or the date the cost of such improvements or such expenditures has been fully amortized. Operating Expenses shall also include any other expenses or charges, whether or not described herein, not specifically excluded by other provisions of this Lease, which in accordance with generally accepted accounting principles would be considered an expense of managing, operating, maintaining, and repairing the Property.

Notwithstanding the foregoing, Operating Expenses shall not include: (i) capital expenditures or costs of capital improvements, except as set forth in the immediately preceding paragraph; (ii) interest, principal, late charges, default fees, prepayment penalties or premiums on any debt owed by Lessor, including, without limitation, any mortgage debt; (iii) costs for which Lessor has the right to be reimbursed by its insurer or by any other party(ies); (iv) costs associated with the operation of the business of Lessor (as the same are distinguished from the costs of operation of the Premises), including, but not limited to, company accounting and legal matters, costs of defending and/or pursuing any lawsuits with any mortgagee or tenant, costs of selling, syndicating, financing, mortgaging or hypothecating any of Lessor’s interest in the Premises, costs (including, without limitation, attorney fees and costs of settlement judgments and payments in lieu thereof) arising from claims, disputes or potential disputes in connection with potential or actual claims, litigation or arbitrations respecting Lessor and/or the Premises; (v) the wages and benefits of any employee who does not devote substantially all of his or her time to the Premises unless such wages and benefits are allocated to reflect the actual time spent on operating and managing the Premises vis-a-vis time spent on matters unrelated to operating and managing the Project; (vi) amounts paid as ground rental by Lessor; (vii) costs expressly excluded from Operating Expenses elsewhere in this Lease (including, but not limited to, Paragraph 9); (vii) costs incurred by Lessor, including, without limitation, penalties, with respect to compliance with Applicable Laws applicable to the Premises prior to the Commencement Date; (viii) all items and services for which Lessee reimburses Lessor outside of Operating Expenses or pays third persons; (ix) except for permitted capital improvement expenses, any depreciation and/or amortization on the Premises or the equipment therein; (x) costs, fees, and compensation paid to Lessor, or to Lessor’s subsidiaries or affiliates, for services in or to the Premises to the extent that they exceed the charges for comparable services rendered by an unaffiliated third party of comparable skill, competence, stature and reputation; (xv) expenses, costs, and disbursements relating to, or arising directly or indirectly from, the testing for or analysis, handling, removal, treatment, disposal, remediation or replacement of asbestos or asbestos-containing materials and other Hazardous Materials (other than those for which Lessee is responsible under Paragraph 9 below) in, on, around, beneath, or from the Premises; (xvi) any deductibles for earthquake insurance; (xvii) any charges for electricity, heating, air conditioning, gas, and any other utilities (including, without limitation, any temporary or permanent utility surcharge or other exaction), all of which shall be paid directly by Lessee pursuant to Paragraph 15(a); (xviii) the cost to replace any HVAC units in the Building that are older than 20 years if any such HVAC units are replaced by Lessor as provided in Paragraph 14(b); and (xix) any costs or expenses incurred by Lessor relating to periods before the Commencement Date.

(c)    Real property taxes and assessments levied or assessed against the Property, during the term of this Lease are referred to herein as “Taxes.” As used herein, “Taxes” shall mean:

(1)    all real estate taxes, assessments and any other taxes levied or assessed against the Property, including the Land, the Building, and all improvements located thereon, and including any increase in Taxes resulting from a reassessment following any transfer of ownership of the Property or any interest therein or following any improvements to the Property; and

(2)    all other taxes which may be levied in lieu of real estate taxes, assessments, and other fees, charges, and levies, general and special, ordinary and extraordinary, unforeseen as well as foreseen, of any kind and nature by any authority having the direct or indirect power to tax, including without limitation any governmental authority or any improvement or other district or division thereof, for public improvements, services, or benefits which are assessed, levied, confirmed, imposed, or become a lien (1) upon the Property, and/or any legal or equitable interest of Lessor in any part thereof; or (2) upon this transaction or any document to which Lessee is a party creating or transferring any interest in the Property; and (3) any tax or excise, however described, imposed in addition to, or in substitution partially or totally of, any tax previously included within the definition of “Taxes” or any tax the nature of which was previously included in the definition “Taxes.”

Not included within the definition of “Taxes” are any net income, profits, transfer, franchise, estate, gift, rental income, or inheritance taxes imposed by any governmental authority. “Taxes” also shall not include penalties or interest charges assessed on delinquent Taxes provided that Lessee has paid the Taxes to Lessor when due.

With respect to any assessments which may be levied against or upon the Property, or the Land, which under Applicable Laws then in force may be evidenced by improvement or other bonds, or may be paid in annual installments, Lessor shall pay the same in the maximum duration and number of installments and only the amount of such annual installment (with appropriate proration of any partial year) and statutory interest shall be included within the computation of the annual Taxes levied against the Property during the Term.

(d)    Taxes and insurance premiums shall be payable by Lessee to Lessor within thirty (30) days after receipt by Lessee of an invoice from Lessor specifying the amount of the Taxes and/or insurance premiums payable by Lessee. All other Operating Expenses shall be payable by Lessee to Lessor within thirty (30) days after receipt by Lessee of an invoice from Lessor specifying the amount of Operating Expenses payable by Lessee for the immediately prior month of the Term and including a breakdown of the general expense categories within each such Operating Expense invoice.

(e)    Lessee or its accountants shall have the right to inspect and audit Lessor’s books and records with respect to the Operating Expenses and Taxes for the Property at Lessor’s offices once each calendar year to verify actual Operating Expenses and/or Taxes. Lessor’s books and records shall be kept in accordance with generally accepted accounting principles. If Lessee’s audit of the Operating Expenses and/or Taxes for any year reveals a net overcharge of more than five percent (5%), Lessor promptly shall reimburse Lessee for the cost of the audit; otherwise Lessee shall bear the cost of Lessee’s audit. Any net overcharge shall be credited against Operating Expenses next due from Lessee hereunder, or shall be refunded to Lessee without interest, if the net overcharge exceeds Operating Expenses payable by Lessee.

(f)    Notwithstanding the expiration or termination of this Lease, within thirty (30) days after receipt by Lessee of an invoice from Lessor for any Operating Expenses or Taxes payable by Lessee and attributable to such portion of the Term within the calendar year in which this Lease expires or terminates, Lessee shall pay to Lessor any such amount due as shown on such invoice. Lessee’s obligations under this subparagraph (g) shall survive the expiration or termination of this Lease.

6.    Payment of Rent.

(a)    All rent shall be due and payable by Lessee in lawful money of the United States of America at the address of Lessor set forth in Paragraph 24, without deduction or offset and without prior demand or notice, unless otherwise specified herein. Monthly Base Rent shall be payable monthly, in advance, on the first (1st) day of each calendar month, except that Lessee shall pay the Monthly Base Rent due for the third full calendar month of the Term upon execution of this Lease and Lessor shall apply such payment to such month. Lessee’s obligation to pay rent for any partial month at the expiration or termination of the Term shall be prorated on the basis of the actual number of days in such calendar month.

(b)    If any installment of Monthly Base Rent or Additional Rent is not received by Lessor within five (5) days after the same is due, Lessee shall pay to Lessor an additional sum equal to five percent (5%) of the amount overdue as a late charge; provided, however, that Lessor agrees to waive such late charge for the first time in any twelve (12) month period that Lessee fails to pay any Monthly Base Rent or Additional Rent within such 5-day period so long as Lessee pays the amount due within five (5) days after written notice from Lessor such Monthly Base Rent or Additional Rent is past due. The parties agree that this late charge represents a fair and reasonable estimate of the costs that Lessor will incur by reason of the late payment by Lessee. Acceptance of any late charge shall not constitute a waiver of Lessee’s default with respect to the overdue amount. Any amount not paid within thirty (30) days after the date such amount is due shall bear interest from the date due until paid at the lesser rate of (1) the prime rate of interest plus five percent (5%) or (2) the maximum rate allowed by law, in addition to the late payment charge (the “Interest Rate”).

Initials:    Lessor /s/ HB            Lessee /s/ RV

7.    Security Deposit. Lessee shall deposit with Lessor upon execution of this Lease the sum of One Hundred Thirty-eight Thousand Six Hundred and no/100ths Dollars ($138,600.00) as security for the full and faithful performance of every provision of this Lease to be performed by Tenant (the “Security Deposit”). If Lessee commits any Event of Default with respect to any provision of this Lease, Lessor may apply all or any part of the Security Deposit for the payment of any rent or other sum in default, the repair of any damage to the Property or the payment of any other amount which Lessor may spend or become obligated to spend by reason of such Event of Default or to compensate Lessor for any other loss or damage which Lessee may suffer by reason of Lessee’s default to the full extent permitted by law. Lessee hereby waives any restriction on the use or application of the Security Deposit by Lessor as set forth in California Civil Code Section 1950.7(c). If any portion of the Security Deposit is so applied. Lessee shall, within ten (10) business days after written demand therefor, deposit cash with Lessor in an amount sufficient to restore the Security Deposit to its original amount. Lessor shall not be required to keep the Security Deposit separate from its general funds, and Lessee shall not be entitled to interest on the Security Deposit. The Security Deposit, or any unapplied balance thereof, shall be returned to Lessee within thirty (30) days after the expiration or sooner termination of this Lease.

8.    Use. Lessee shall use and occupy the Property only for general offices, administration, research and development, and such other related uses that are permitted by applicable zoning ordinances and any covenants, conditions, and restrictions affecting the Property, and for no other use or purpose without Lessor’s prior written consent. Any use of the Property by any sublessee or assignee pursuant to Paragraph 17 shall comply with the provisions of this Paragraph 8.

9.    Environmental Matters.

(a)    The term “Hazardous Materials” as used in this Lease shall mean any product, substance, or waste whose presence, use, manufacture, disposal, transportation, or release, is defined as such by any governmental authority pursuant to Environmental Laws. Hazardous Materials shall include, but not be limited to hydrocarbons, petroleum, gasoline, and/or crude oil or any products, by-products or fractions thereof. Lessee shall not engage in any activity in or on the Property which constitutes a Reportable Use of Hazardous Materials without the express prior written consent of Lessor and timely compliance (at Lessee’s expense) with all Environmental Laws. “Reportable Use” shall mean (i) the installation or use of any above or below ground storage tank, (ii) the generation, possession, storage, use, transportation, or disposal of Hazardous Materials that require a permit from, or with respect to which a report, notice, registration or business plan is required to be filed with, any governmental authority, and/or (iii) the presence at the Property of Hazardous Materials with respect to which any Environmental Law requires that a notice be given to persons entering or occupying the Property or neighboring properties,

(b)    “Environmental Laws” shall mean and include any federal, state, or local statute, law, ordinance, code, rule, regulation, order, or decree regulating, relating to, or imposing liability or standards of conduct concerning, any hazardous, toxic, or dangerous waste, substance, element, compound, mixture or material, as now or at any time hereafter in effect including, without limitation, California Health and Safety Code §§25100 et seq., §§25300 et seq., Sections 25281(f) and 25501 of the California Health and Safety Code, Section 13050 of the Water Code, the Federal Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. §§9601 et seq. (“CERCLA”), the Superfund Amendments and Reauthorization Act, 42 U.S.C. §§9601 et seq., the Federal Toxic Substances Control Act, 15 U.S.C. §§2601 et seq., the Federal Resource Conservation and Recovery Act as amended, 42 U.S.C. §§6901 et seq., the Federal Hazardous Material Transportation Act, 49 U.S.C. §§1801 et seq., the Federal Clean Air Act, 42 U.S.C. §7401 et seq., the Federal Water Pollution Control Act, 33 U.S.C. §1251 et seq., the River and Harbors Act of 1899, 33 U.S.C. §§401 et seq., and all rules and regulations of the EPA, the California Environmental Protection Agency, or any other state or federal department, board or any other agency or governmental board or entity generally having jurisdiction over the environment, as any of the foregoing have been, or are hereafter amended.

(c)    Lessee shall not bring onto the Property any Hazardous Materials, except for the Hazardous Materials described on Exhibit “C” attached hereto and incorporated herein by reference, if any, or which are approved in writing by Lessor hereafter. Lessee shall deliver to Lessor (1) a copy of Lessee’s current Hazardous Materials Management Plan, and any amendments or supplements thereto, or replacements thereof, from time to time during the term of this Lease, and (2) a copy of all Hazardous Materials reports or plans filed by Lessee with the City of Santa Clara, even though Lessee’s Hazardous Materials Management Plan and any such reports on plans filed with the City show that Lessee is not currently using any reportable Hazardous Materials on the Property.

(d)    If Lessee has actual knowledge that Hazardous Materials have come to be located in, on, under or about the Property in violation of Environmental Laws, Lessee shall immediately give written notice of such fact to Lessor and provide Lessor with a copy of any report, notice, claim or other documentation which it has concerning the presence of such Hazardous Materials.

(e)    Lessee and Lessee’s agents, employees, and contractors shall not cause any Hazardous Materials to be discharged into the plumbing or sewage system of the Building or into or onto the Land underlying or adjacent to the Building in violation of any Environmental Laws. Lessee shall promptly, at Lessee’s expense, take all investigatory and/or remedial action required by governmental agencies for the cleanup of any contamination, and for the maintenance, security and/or monitoring of the Property or neighboring properties, that was caused or materially contributed to by Lessee, or pertaining to or involving any Hazardous Materials brought onto the Property during the term of this Lease, by Lessee, or by any of Lessee’s employees, agents, contractors, invitees, or Permitted Transferees.

(f)    Lessee shall indemnify, defend and hold Lessor harmless from any and all claims, damages, fines, judgments, penalties, costs, liabilities or losses (including, without limitation, any and all sums paid for settlement of claims, reasonable attorneys’ fees, reasonable consultant and expert fees) arising during or after the Term from or in connection with the presence of Hazardous Materials in or on the Property as a result of Lessee’s breach of any of Lessee’s covenants in this Paragraph 9, or as a result of the negligence or willful misconduct of Lessee, Lessee’s employees, agents, contractors, or invitees. Without limiting the foregoing, this indemnification shall include any and all costs incurred due to any investigation of the Property or any cleanup, remediation, removal or restoration mandated by a federal, state or local agency or political subdivision. Lessor shall indemnify, defend and hold Lessee harmless from any and all claims, damages, fines, judgments, penalties, costs, liabilities or losses (including, without limitation, any and all sums paid for settlement of claims, reasonable attorneys’ fees, reasonable consultant and expert fees) arising during or after the Term from or in connection with the presence of Hazardous Materials in or on the Property as a result of the negligence or willful misconduct of Lessor or Lessor’s employees, agents, contractors, or invitees.

(g)    Notwithstanding the foregoing provisions of this Paragraph 9, Lessee shall have no obligation to cleanup or to comply with any law regarding, or to reimburse, indemnify, defend, release, or hold Lessor harmless with respect to, any Hazardous Materials or wastes discovered on the Property which were not introduced into the Property, or stored, released, disposed of, or transported in or on the Property by Lessee or Lessee’s Permitted Affiliates, employees, agents, contractors, sublessees, assigns and/or successors.

(h)    The provisions of this Paragraph 9, including, but not limited to Lessee’s indemnity in Paragraph 9(f), shall survive the expiration or earlier termination of the Term of this Lease.

10.    Taxes on Lessee’s Property. Lessee shall pay before delinquency any and all taxes, assessments, license fees, and public charges levied, assessed, or imposed and which become payable during the Term of this Lease and any extension thereof, with respect to Lessee’s equipment, fixtures, furniture, and personal property installed or located in the Property.

11.    Insurance.

(a)    Lessee shall, at Lessee’s sole cost and expense, provide and keep in force, commencing with Commencement Date, and continuing during the Term of this Lease, the following insurance:

(1)    a policy of commercial general liability insurance with a recognized casualty insurance company qualified to do business in California, insuring against claims for personal injuries, death, or property damage occurring in, on, about, or related to the Property, or arising out of Lessee’s or its agents or employees use, occupancy, alteration or maintenance of the Property in an amount not less than Three Million Dollars ($3,000,000) per occurrence and Five Million Dollars ($5,000,000) general aggregate. Lessee’s liability insurance policy shall contain cross liability endorsements, shall insure the performance by Lessee of the indemnity agreement contained in Paragraph 12(a), and shall name Lessor and Lessor’s property manager (if Lessee is informed in writing of the name of such property manager), as additional insureds.

(2)    a policy of special form property insurance (including, without limitation, vandalism, malicious mischief, inflation endorsement, and sprinkler leakage endorsement) on all personal property of Lessee located on or in the Property. Such insurance shall be in the full amount of the replacement cost, as the same may from time to time increase as a result of inflation or otherwise, and shall be in a form providing coverage comparable to the coverage provided in the standard ISO special form.

(3)    All such insurance carried by Lessee shall be in a form reasonably satisfactory to Lessor and its mortgage lender and shall be carried with companies that have a general policyholder’s rating of not less than “A” and a financial rating of not less than Class “X” in the most current edition of Best’s Insurance Reports; shall provide that such policies shall not be subject to material alteration or cancellation except after at least thirty (30) days’ prior written notice to Lessor; and shall be primary and not contributory. Prior to taking possession of the Property, and upon renewal of such policies not less than thirty (30) days prior to the expiration of the term of such coverage, Lessee shall deliver to Lessor certificates of insurance confirming such coverage, together with evidence of the payment of the premium therefor, and Lessor shall be provided with written notice of any cancellation, non-renewal or material reduction in coverage of any such policies. If Lessee fails to procure and maintain the insurance required hereunder. Lessor may, but shall not be required to, obtain such insurance at Lessee’s expense and Lessee shall reimburse Lessor upon demand for all costs incurred by Lessor with respect thereto. Lessee’s reimbursement to Lessor for such amounts shall be deemed Additional Rent, and shall include all sums disbursed, incurred or deposited by Lessor, including Lessor’s costs, expenses and reasonable attorneys’ fees with interest thereon at the Interest Rate.

(b)    Subject to the provisions of Paragraphs 5(b) and 5(d), Lessor shall obtain and carry in Lessor’s name, as insured, during the Term of this Lease, special form property insurance in an amount equal to the full replacement cost of the Building and Improvements (with rental loss insurance coverage for a period of one year) and at Lessor’ s option, earthquake, flood and/or terrorism insurance (“Lessor’s property insurance”); commercial general liability insurance; umbrella liability insurance; and insurance against such other risks or casualties as Lessor shall reasonably determine, including, but not limited to, insurance coverages required of Lessor by the beneficiary of any deed of trust which encumbers the Property, insuring Lessor’s interest in the Property, and any other improvements to the Property constructed by Lessor, in an amount not less than the full replacement cost of the Building and all other Improvements on the Property from time to time. The proceeds of any such insurance shall be payable solely to Lessor and Lessee shall have no right or interest therein. Lessor shall have no obligation to insure against loss by Lessee to Lessee’s equipment, furniture, fixtures, inventory, or other personal property of Lessee in, on, or about the Property occurring from any cause whatsoever.

(c)    Notwithstanding anything to the contrary contained in this Lease, the parties release each other, and their respective authorized representatives, partners, managers, members, officers, directors, shareholders, and property managers, from any claims for damage to the Property and to the fixtures, personal property, leasehold improvements and alterations of either Lessor or Lessee in or on the Property that are caused by or result from risks to the extent required by this Lease to be insured against. This waiver applies whether or not the loss is due to the negligent acts or omissions of Lessor or Lessee or their respective partners, managers, members, officers, directors, shareholders, property managers, employees, agents, contractors, or invitees.

Each party shall cause each property insurance policy obtained by it to provide that the insurance company waives all right of recovery by way of subrogation against either party in connection with the above waiver and any damage covered by any policy; provided, however, that such provision or endorsement shall not be required if the applicable policy of insurance permits the named insured to waive rights of subrogation on a blanket basis, in which case the blanket waiver shall be acceptable.

12.    Indemnification. Subject to Paragraphs 11(c) and 11(d), Lessee shall indemnify, defend, and hold Lessor harmless from all claims, suits, actions, or liabilities for personal injury, death or for loss or damage to property (1) that arise from any activity, work, or thing done or permitted by Lessee in or about the Property, (2) for bodily injury or damage to property which arises in or about the Property to the extent the injury or damage to property results from the negligent acts or omissions of Lessee, its employees, agents, or contractors, or (3) that are based on any Event of Default (as defined in Paragraph 22) by Lessee in the performance of any obligation on Lessee’s part to be performed under this Lease, except to the extent caused by the negligence or willful misconduct of Lessor or its employees, agents, or contractors, or caused by a breach by Lessor of its obligations under this Lease. Lessee also waives all claims against Lessor for (i) damages to property, or to goods, wares, and merchandise stored in, upon, or about the Property or the Property from any cause whatsoever, and (ii) injuries to persons in, upon, or about the Property or the Property from any cause arising at any time except the extent caused by the negligence or willful misconduct of Lessor or its employees, agents or contractors or the breach by Lessor of its obligations under this Lease. The foregoing indemnity shall survive the expiration or sooner termination of this Lease.

13.    Lessor Work; Condition of Property.

(a)    Lessor shall complete the following improvements to the Building and/or the Property at Lessor’s sole cost and expense; (i) install a new foam coating for the roof of the Building, subject to a warranty of not less than ten (10) years; (ii) construct two (2) new lobby entrances to the Building as approximately shown on Exhibit “D” attached hereto; (iii) paint all window mullions for the Building; (iv) demolish/remove all interior improvements other than the restroom core and any structural walls or columns; (v) remove the shed outside the rear of the Building and level and restore the location thereof; (vi) install and/or construct any improvements to the exterior of the Building, the parking areas, driveways, sidewalks and entryways on the Land, which may be required by the City of Santa Clara to comply with the Americans with Disabilities Act of 1990, as amended; and (vii) install new drought resistant landscaping (collectively, “Lessor’s Work”).

(b)    In addition to Lessor’s Work, Lessor shall complete those improvements to the Building required for Lessee’s use and occupancy and approved by Lessor and Lessee in accordance with the Work Letter Agreement attached as Exhibit “B” (the “Tenant Improvements”). Within ten (10) days after substantial completion of the Tenant Improvements and Lessor’s Work, Lessee shall conduct a walkthrough inspection of the Building with Lessor and complete a punch-list of any portion of the Tenant Improvements and/or Lessor’s Work which are incomplete or defective. If Lessee fails to submit a punch-list to Lessor within such ten (10) day period, it shall be deemed that there are no items installed by Lessor needing additional work or repair. Lessor’s contractor shall complete all reasonable punch-list items within thirty (30) days after the walk-through inspection or as soon as practicable thereafter. Upon completion of such punch-list items, Lessee shall approve or disapprove such completed items in writing to Lessor within ten (10) days after Lessor’s written request for such approval, with Lessee’s failure to timely respond to be deemed Lessee’s approval.

(c)    Lessor hereby represents and warrants to Lessee that (i) as of the Commencement Date, all Building systems and equipment, including without limitation HVAC, roof, electrical systems, plumbing and fire sprinklers, shall be in good working order, except to the extent damaged or altered by Lessee, its agents or contractors, and (ii) the Tenant Improvements and Lessor’s Work shall be performed diligently and as expeditiously as reasonably practicable, in a good and workmanlike manner, and in compliance with all Applicable Laws and all plans and specifications for such work. Lessor hereby warrants the Tenant Improvements and Lessor’s Work for a period of one (1) year following the completion thereof, during which period Lessor or its contractor shall at its sole cost repair or replace any such work not complying with the foregoing warranty; provided, however, that the foregoing warranty shall not apply to any damage to the Tenant Improvements or Lessor’s Work that is caused by the negligence or willful misconduct of Lessee, its employees, agents or contractors, which shall be repaired by Lessee at Lessee’s expense, nor shall Lessor’s warranty apply to any routine maintenance of any portion of the Tenant Improvements or Lessor’s Work, which shall be performed by Lessor or Lessee as provided in Paragraphs 14(a), (b) and (c) below.

(d)    Subject to Lessor’s completion of Lessor’s Work and the Tenant Improvements (including any punch-list items) and Lessor’s warranties in Paragraph 13(c) above, by taking possession of the Property Lessee shall be deemed to have accepted the Property in good, clean and completed condition and repair, subject to all Applicable Laws. Any damage to the Building or the Property caused by Lessee’s move-in shall be repaired or corrected by Lessee, at its expense. Lessee acknowledges that neither Lessor nor Lessor’s agents have made any representations or warranties as to the suitability or fitness of the Property for the conduct of Lessee’s business or for any other purpose, nor has Lessor or Lessor’s agents agreed to undertake any alterations or construct any improvements to the Property except as expressly provided in this Lease. Pursuant to California Civil Code Section 1938, Lessor hereby notifies Lessee that the Building has not been inspected by a Certified Access Specialist (CASp).

(e)    Lessee may, at Lessee’s election, purchase all or any portion of the existing cubicles and office furniture in the Building (the “Existing Personal Property”) for the purchase price of One Dollar ($1.00). If Lessee elects to purchase all or any portion of the Existing Personal Property, Lessee shall so notify Lessor within ten (10) days after the date this Lease is fully executed and, in such event, Lessor shall remove the Existing Personal Property purchased by Lessee and store such Existing Personal Property at Lessee’s expense until such time as such Existing Personal Property can be moved back into the Building. If Lessee does not notify Lessor within such 10-day period, or if Lessee elects to purchase less than all of the Existing Personal Property, then Lessor shall remove any of the Existing Personal Property that is not purchased by Lessee from the Building and may dispose of such Existing Personal Property without further notice to Lessee. Within thirty (30) days sifter the Commencement Date, Lessee shall reimburse Lessor for the costs of storing any Existing Personal Property purchased by Lessee and moving any such Existing Personal Property to and from storage, including any costs of disassembly and/or re-assembly of such Existing Personal Property, if applicable, incurred in connection with moving such Existing Personal Property to or from storage. If Lessee elects to purchase all or any portion of the Existing Personal Property, Lessee shall acquire such Existing Personal Property in its current, “AS IS” condition, without any representations or warranties by Lessor whatsoever as to the condition of such Existing Personal Property and/or its fitness for any particular purpose.

14.    Maintenance and Repairs; Alterations; Surrender and Restoration.

(a)    Lessor shall, at Lessor’s sole cost and expense (except to the extent of costs resulting from Lessee’s negligence or misconduct, or breach of its obligations under this Lease), keep in good order, condition and repair and replace when necessary, the structural elements of the foundation, floor slab, roof, bearing walls and columns and exterior walls (except the interior faces thereof) of the Building, excluding any alterations, structural or otherwise, made by Lessee to the Building which are not approved in writing by Lessor prior to the construction or installation thereof by Lessee.

(b)    In addition to the items referred to in Paragraph 5(a), Lessor shall repair, maintain, and replace as needed, the roof covering or membrane, and the areas of the Property outside the Building, including the landscaping, parking lot and walkways, exterior Building lighting, and parking lot lighting. Lessor shall also maintain in good condition and repair the HVAC system serving the Building (excluding, however, any HVAC equipment installed by Lessee, which shall be maintained and repaired by Lessee). If at any time during the Term, any HVAC units that are older than 20 years require replacement due to the failure of such HVAC units and/or the need for continuous or excessive repairs to maintain such HVAC units in good operating condition, Lessor shall replace such HVAC units at Lessor’s sole cost and expense. If Lessee provides Lessor with written notice of the need for any repairs to the Property, Lessor shall commence any such repairs promptly following receipt by Lessor of such notice and Lessor shall diligently prosecute such repairs to completion. Lessee waives all right to make repairs at the expense of Lessor, or to deduct the costs thereof from the rent, and Lessee waives all rights under Section 1941 and 1942 of the Civil Code of the State of California.

(c)    Subject to the foregoing and except as provided elsewhere in this Lease, Lessee shall at all times at Lessee’s expense keep the interior of the Building in good and safe order, condition, and repair. Lessee’s repair and maintenance obligations shall include, without limitation, all plumbing and sewage facilities within the Premises, fixtures, interior walls, floors, ceilings, interior windows, doors, entrances, plate glass, showcases, all electrical facilities and equipment, including lighting fixtures and all other appliances and equipment of every kind and nature located in, upon or about the Building. Lessee shall contract for and pay directly for the janitorial service to the Building.

(d)    Lessee may, from time to time, at its own cost and expense and without the consent of Lessor make nonstructural alterations to the interior of the Building the cost of which in any one instance is Twenty-five Thousand Dollars ($25,000) or less, and the aggregate cost of all such work during the Term of this Lease does not exceed Two Hundred Fifty Thousand Dollars ($250,000), provided that Lessee first notifies Lessor in writing of any such nonstructural alterations. Otherwise, Lessee shall not make any alterations, improvements, or additions to the Building or the Property without first delivering to Lessor a complete set of plans and specifications for such work and obtaining Lessor’s prior written consent thereto, which consent shall not be unreasonably withheld or delayed. If any nonstructural alterations to the interior of the Building exceed Twenty-five Thousand Dollars ($25,000) in cost in any one instance, Lessee shall employ, at Lessee’s expense, a qualified licensed general contractor to perform such alterations pursuant to a construction contract entered into between Lessee and such contractor. The general contractor shall be subject to Lessor’s written approval prior to commencement of construction, which approval shall not be unreasonably withheld or delayed. Lessor may condition Lessor’s consent to such alterations to Lessee agreeing in writing to remove any such alterations prior to the expiration or termination of this Lease and to restore the Building to its condition prior to such alterations at Lessee’s expense. Lessor shall advise Lessee in writing at the time consent is granted whether Lessor reserves the right to require Lessee to remove any alterations from the Building and to restore the Building prior to the expiration or termination of this Lease, with Lessor’s failure to so advise Lessee at such time deemed Lessor’s consent to leave such alterations in place upon the expiration of the Term or earlier termination of this Lease.

All alterations, trade fixtures and personal property installed in the Property solely at Lessee’s expense shall remain the property of Lessee during the Term of this Lease, and Lessee shall be entitled to all depreciation, amortization and other tax benefits with respect thereto. Lessee may remove any of Lessee’s personal property, furniture, or equipment which is not affixed to the Building in such a manner that it becomes a part of the Improvements (“Lessee’s Personal Property”) at any time and from time to time. Lessor shall have no lien or other interest whatsoever in any item of Lessee’s Personal Property. Within ten (10) days following Lessee’s request from time to time, Lessor shall execute documents in commercially reasonable form to evidence Lessor’s waiver of any right, title, hen or interest in any of Lessee’s Personal Property and giving Lessee’s lender holding a security interest or lien on Lessee’s Personal Property reasonable rights of access to the Property to remove Lessee’s Personal Property, provided that such lender agrees in writing to repair at its expense all damage caused by such removal. Upon the expiration or sooner termination of this Lease all alterations, fixtures and improvements to the Property, whether made by Lessor or installed by Lessee at Lessee’s expense, shall be surrendered by Lessee with the Property and shall become the property of Lessor, except for alterations, additions, or improvements to the Property which Lessee is obligated to remove pursuant to Paragraphs 14(d) and 14(f).

(e)    Lessee, at Lessee’s sole cost and expense, shall during the Term of this Lease promptly and properly observe and comply with all existing and future Applicable Laws, and the Board of Fire Underwriters. Notwithstanding the foregoing, any structural changes or repairs to the Property or other repairs or changes of any nature which would be considered a capital expenditure under generally accepted accounting principles shall be made by Lessor at Lessee’s expense if such structural repairs or changes are required by reason of the specific nature of the use of the Property by Lessee or by reason of any other alterations or improvements to the Property made by or for Lessee. If such structural changes or repairs are not required by reason of the specific nature of Lessee’s use of the Property or by reason of any other alterations or improvements to the Property made by for Lessee, then such changes or repairs shall be made by Lessor and the cost of such structural changes or repairs, or other repairs or changes required by Applicable Laws that would be considered a capital expenditure shall be treated as an Operating Expense and the cost thereof shall be amortized in accordance with the provisions of Paragraph 5(b).

(f)    Lessee shall surrender the Property by the last day of the Term or any earlier termination date, with all of the Improvements to the Property, parts, and surfaces thereof clean and free of debris and in good operating order, condition, and state of repair, ordinary wear and tear and damage by casualty excepted. “Ordinary wear and tear” for the purposes of this Lease shall be construed to mean wear and tear caused to the Property by a natural aging process which occurs in spite of proper maintenance, repair, and janitorial practices. It is not intended, nor shall it be construed, to include items of neglected or deferred maintenance which would have or should have been attended to during the Term of the Lease if Lessee has maintained and kept the Property at all times in good condition and repair as required hereunder. The obligations of Lessee shall include the repair of any damage occasioned by the installation, maintenance, or removal of Lessee’s trade fixtures, furnishings, equipment, and alterations, and the restoration by Lessee of the Property to its condition prior to any alterations, additions, or improvements if (1) Lessor’s consent thereto was conditioned upon such removal and restoration upon expiration or sooner termination of the Lease Term pursuant to Paragraph 14(d), or (2) Lessee made any such alterations, additions, or improvements without obtaining Lessor’s prior written consent in breach of Paragraph 14(d), and within a reasonable time after the expiration or sooner termination of the Term Lessor gives written notice to Lessee requiring Lessee to perform such removal and restoration.

(g)    If at any time during the Term Lessee conducts any Reportable Use at or on the Property, or if Lessee is responsible for any Hazardous Materials in, on or under the Property requiring remediation or other action under Environmental Laws, then prior to the expiration of the Term and the surrender of possession of the Property by Lessee to Lessor Lessee shall obtain at Lessee’s expense an environmental closure report certified by the appropriate department of the City of Santa Clara. Lessee shall deliver a copy of such certification to Lessor. Such closure shall include the removal and remediation at Lessee’s expense of any Hazardous Materials in, on, under, or about the Property released or discharged by Lessee, its Permitted Transferees, sublessees, assignees, employees, agents, contractors, or invitees, to the extent required under Environmental Laws.

(h)    Notwithstanding anything to the contrary herein. Lessee shall, within five (5) business days after the expiration or earlier termination of this Lease, at Lessee’s expense and in compliance with the National Electric Code and other Applicable Laws, remove all electronic, fiber, phone and data cabling and related equipment that has been installed by or for the benefit of Lessee in the Building and in or around the Property (collectively, the “Cabling”) that are required to be removed by the National Electric Code and other Applicable Laws; provided, however, that Lessee shall not remove such Cabling if Lessee receives a written notice from Lessor at least fifteen (15) days prior to the expiration or earlier termination of the Lease authorizing such Cabling to remain in place, in which event the Cabling shall be surrendered by Lessee with the Building and the Property and shall become the property of Lessor upon the expiration or earlier termination of the Lease.

15.    Utilities and Services. Lessee shall contract for and pay for all electricity, telephone, gas, water, heat and air conditioning service, janitorial service, refuse pick-up, sewer charges, and all other utilities or services supplied to or consumed by Lessee, its agents, employees, contractors, and invitees on or about the Property. Lessor shall not be liable to Lessee for any interruption or failure of any utility services to the Building or the Property except to the extent caused by the negligence or willful misconduct of Lessor, or Lessor’s employees, agents, or contractors. Lessee shall not be relieved of any obligation to pay rent or to pay any other sum due hereunder, or be relieved of the obligation to perform any other covenant or agreement of Lessee in this Lease because of any such interruption or failure; provided, however, that if such interruption arises out of the negligence or willful misconduct of Lessor, or Lessor’s employees, agents, or contractors such that Lessee is not able and actually ceases to conduct any business activities in all or a substantial part of the Building for a period of three (3) consecutive business days, then Monthly Base Rent shall abate as of the third (3rd) consecutive business day and thereafter until such time as service is restored so that Lessee is able to or actually resumes occupancy of the Building for any of its customary business activities. If such interruption continues for more than one hundred fifty (150) days, then Lessee shall be entitled to terminate this Lease by written notice to Lessor within thirty (30) days after the expiration of such 150-day period unless Lessor has restored all such services and utilities prior to receipt of Lessee’s termination notice.

16.    Liens. Lessee agrees to keep the Property free from all liens arising out of any improvement work performed by Lessee or arising out of any other work performed, materials furnished, or obligations incurred by Lessee. Lessee shall give Lessor at least ten (10) days prior written notice before commencing any work of improvement on the Property, the contract price for which exceeds Twenty-five Thousand Dollars ($25,000). Lessor shall have the right to post notices of non-responsibility with respect to any such work. If Lessee shall, in good faith, contest the validity of any such lien, claim or demand, then Lessee shall, at its sole expense, obtain a hen release bond and defend and protect itself. Lessor and the Property against any such lien or claim. Lessee shall promptly satisfy in full any adverse judgment that may be rendered thereon, and Lessee shall cause any judgment lien against the Property relating thereto to be released of record, or in lieu thereof Lessee shall obtain a lien release bond in accordance with applicable law at Lessee’s expense before the enforcement of said judgment lien against Lessor or the Property.

17.    Assignment and Subletting.

(a)    Except as otherwise provided in this Paragraph 17, Lessee shall not assign this Lease, or any interest therein, voluntarily or involuntarily, and shall not sublease the Property or any part thereof, or any right or privilege appurtenant thereto, without the prior written consent of Lessor in each instance pursuant to the terms and conditions set forth below, which consent shall not be unreasonably withheld, subject to the following provisions.

(b)    Prior to any assignment or sublease which Lessee desires to make, Lessee shall deliver to Lessor in writing the name and address of the proposed assignee or sublessee, true and complete copies of all documents relating to Lessee’s proposed agreement to assign or sublease, the proposed use of the Property by the proposed assignee or sublessee and a list of all Hazardous Materials used by the proposed assignee or sublessee, if any, a copy of a current financial statement for such proposed assignee or sublessee, and Lessee shall specify in writing all consideration to be received by Lessee for such assignment or sublease in the form of lump sum payments, installments of rent, or otherwise. For purposes of this Paragraph 17, the term “consideration” shall include all money or other consideration to be received by Lessee for such assignment or sublease. Subject to the satisfaction of the conditions referred to in subparagraph (c), within fifteen (15) days after the receipt of such documentation and other information, Lessor shall (1) notify Lessee in writing that Lessor consents to the proposed assignment or sublease subject to the other terms and conditions set forth hereafter; or (2) notify Lessee in writing that Lessor refuses such consent, specifying reasonable grounds for such refusal.

If Lessee shall propose to assign this Lease, or sublease more than fifty percent (50%) of the Building for all or substantially all of the then remaining Term of this Lease, except in either case to one or more “Permitted Transferees” (as defined in Paragraph 17(g)), Lessee shall so notify Lessor in writing, specifying the proposed commencement date of the proposed assignment or sublease and the other information referred to above in this Paragraph 17(b). Within fifteen (15) days after the receipt of such notice and information from Lessee, Lessor notify may Lessee in writing the Lessor elects to terminate this Lease effective as of the proposed effective date of the assignment or sublease specified in Lessee’s notice. If Lessor elects to terminate this Lease pursuant to the foregoing provision, upon the effective date of termination Lessor and Lessee shall each be released from any liability or obligation to the other under the Lease accruing thereafter with respect to the Property, except for any obligations then outstanding and except for any indemnity obligation or other obligations which survive the expiration or termination of this Lease by the express terms hereof, and Lessee agrees that Lessor may enter into a direct lease with the proposed assignee or sublessee without any obligation or liability to Lessee.

(c)    In deciding whether to consent to any proposed assignment or sublease, Lessor may take into account whether or not all reasonable conditions specified by Lessor have been satisfied, including, but not limited to, the following:

(1)    In Lessor’s reasonable judgment, the proposed assignee or sublessee is engaged in such a business that the Property, or the relevant part thereof, will be used in such a manner which complies with Paragraph 8 hereof entitled “Use” and Lessee or the proposed assignee or sublessee submits to Lessor documentary evidence reasonably satisfactory to Lessor that such proposed use constitutes a permitted use of the Property pursuant to the ordinances and regulations of the City of Santa Clara, and that any Hazardous Materials which may be used by the proposed assignee or sublessee will not, in Lessor’s reasonable judgment, constitute a risk of contamination of the Property;

(2)    The proposed assignee or sublessee shall be a reputable corporation or other legal entity with a financial net worth sufficient in Lessor’s reasonable judgment to be able to meet its obligations under this Lease or the sublease in a timely manner;

(3)    The proposed assignment or sublease shall be subject to approval by Lessor’s mortgage lender, if any, if Lessor’s mortgage lender so requires under the express terms of the lender’s deed of trust or other loan documents; and if such approval is required, Lessor shall use its good faith efforts to obtain such approval promptly following Lessee’s request; and

(4)    Lessor’s consent to the assignment or sublease shall be in a separate instrument signed by Lessor, Lessee, and the assignee or sublessee which shall contain the relevant provisions of this Paragraph 17 and otherwise in form reasonably acceptable to Lessor and its counsel.

(d)    As a condition to Lessor’s granting its consent to any assignment or sublease with requires Lessor’s consent hereunder, (1) Lessor may require that Lessee reimburse Lessor for Lessor’s reasonable attorneys’ fees incurred in the negotiation, preparation, review, and approval by Lessor and Lessor’s counsel of the documentation for the proposed assignment or sublease, including Lessor’s consent thereto, not to exceed $1,500 for any transfer occurring during the first sixty (60) months of the Term or $2,500 for any transfer occurring during the remaining sixty-two (62) months of the Terra; (2) Lessor may require that Lessee pay to Lessor, as and when received by Lessee, fifty percent (50%) of the consideration received by Lessee in connection with said assignment or sublease which is in excess of the rent payable by Lessee to Lessor pursuant to this Lease with respect to such portion of the Premises that is subject to any such assignment or sublease (which shall be allocated on a per square foot basis), after deducting only (A) the cost of any tenant improvements performed by Lessee in the Property at Lessee’s expense (such as interior painting, carpet cleaning, replacing ceiling tiles, etc.) in connection with such assignment or sublease (but excluding the Tenant Improvements completed by Lessor pursuant to the Work Letter Agreement attached as Exhibit “B”); (B) a “market” leasing commission (i.e., comparable to commissions currently payable for leases of similar properties in the vicinity of the Premises) payable by Lessee in consummating such assignment or sublease; and (C) the reasonable attorneys’ fees incurred by Lessee and Lessor in connection with such assignment or sublease, including the Lessor’s attorneys’ fees referred to above in this subparagraph; and (3) Lessee and the proposed assignee or sublessee shall demonstrate to Lessor’s reasonable satisfaction that the conditions specified by Lessor for Lessor’s approval, including the conditions referred to in subparagraph (c) above have been satisfied.

(e)    Each assignment or sublease agreement to which Lessor has consented shall be an instrument in writing which complies with the provisions of this Paragraph 17 and in form reasonably satisfactory to Lessor, and shall be executed by both Lessee and the assignee or sublessee, as the case may be. Each such assignment or sublease agreement shall recite that it is and shall be subject and subordinate to the provisions of this Lease, that the assignee or sublessee accepts such assignment or sublease, that Lessor’s consent thereto shall not constitute a consent by Lessor to any subsequent assignment or subletting by Lessee or the assignee or sublessee, and, except as otherwise set forth in a sublease approved by Lessor, the sublessee agrees to perform all of the obligations of Lessee hereunder (to the extent such obligations relate to the portion of the Property subleased), and that the termination of this Lease shall, at Lessor’s election, constitute a termination of every such assignment or sublease unless otherwise agreed by Lessor at the time of Lessor’s consent to such assignment or sublease.

(f)    If Lessor consents to an assignment or sublease, except as otherwise provided in Paragraphs 17(g) or 17(h), Lessee shall remain primarily liable to Lessor for all obligations and liabilities of Lessee under this Lease, including, but not limited to, the payment of rent.

(g)    Notwithstanding the foregoing, Lessee may, without Lessor’s prior written consent, and without any participation by Lessor in assignment and subletting proceeds, assign this Lease or sublease all or any portion of the Property to a corporation controlling, controlled by, or under common control with, Lessee or to a successor corporation to Lessee by merger, consolidation or reorganization, or to a purchaser of substantially all of Lessee’s business operations conducted on the Property (each, a “Permitted Transferee”); provided, that except as specified hereafter (and except in cases where Lessee does not survive the transaction). Lessee shall remain primarily liable for all obligations and liabilities of Lessee under this Lease, including, but not limited to, the payment of rent. Lessee’s foregoing rights to assign this Lease or to sublease the Property to a Permitted Transferee shall be subject to the following conditions: (1) there shall be no uncured Event of Default (as defined in Paragraph 22) by Lessee under this Lease existing at the time of any such transfer; (2) Lessee shall remain liable to Lessor hereunder if Lessee survives the transaction; and (3) if as a result of a merger, consolidation, or reorganization Lessee is not a surviving entity, the transferee or successor entity to Lessee shall have on the effective date of such transaction a tangible net worth as shown on its current balance sheet certified by an officer of the assignee or sublessee (hereinafter “transferee”) or successor entity at least equal to the tangible net worth of Lessee immediately prior to the effective date of the assignment or sublease, or, if less, financial resources sufficient, in Lessor’s reasonable judgment, to perform the obligations under the assignment or sublease, as applicable; and (4) the transferee or successor entity shall expressly assume in writing Lessee’s obligations hereunder accruing from and after the effective date of such assignment or subletting.

(h)    The sale or transfer of Lessee’s capital stock in a public offering pursuant to an effective registration statement filed by Lessee with the Securities and Exchange Commission or otherwise in connection with any other bona fide financing transaction shall not be deemed an assignment, subletting, or other transfer of this Lease or the Property, provided, that in the event of the sale, transfer or issuance of Lessee’s securities in connection with a merger, consolidation, or reorganization in which Lessee is not a surviving entity, conditions (1), (3), and (4) in the preceding subparagraph shall apply.

(i)    Subject to the provisions of this Paragraph 17 any assignment or sublease without Lessor’s prior written consent (where such consent is required hereunder) shall at Lessor’s election be void. The consent by Lessor to any assignment or sublease shall not constitute a waiver of the provisions of this Paragraph 17, including the requirement of Lessor’s prior written consent, with respect to any subsequent assignment or sublease. If Lessee shall purport to assign this Lease, or sublease all or any portion of the Property, without Lessor’s prior written consent (if such consent is required hereunder), Lessor may collect rent from the company or other business entity then or thereafter occupying the Property and apply the net amount collected to the rent reserved herein, but such collection shall not be deemed a waiver of Lessor’s rights and remedies under this Paragraph 17, or the acceptance by Lessor of any such purported assignee, sublessee, or occupant, or a release of Lessee from the further performance by Lessee of any of Lessee’s covenants contained herein.

(j)    Lessee shall not hypothecate or encumber its interest under this Lease or any rights of Lessee hereunder, or enter into any license or concession agreement respecting all or any portion of the Property, without Lessor’s prior written consent which shall not be unreasonably withheld, subject to all of the provisions of this Paragraph 17.

(k)    In the event of any sale or exchange of the Property by Lessor and assignment of this Lease by Lessor, upon providing Lessee with written confirmation that Lessor has transferred the Security Deposit held by Lessor to Lessor’s successor in interest and upon the assumption by the transferee of all of Lessor’s obligations hereunder accruing from and after the effective date of such assignment, Lessor shall be and hereby is entirely relieved of all liability for Lessor’s covenants and obligations contained in this Lease with respect to the period commencing with the effective date of the sale or exchange and assignment.

(l)    The parties acknowledge that Lessor has the remedy described in California Civil Code Section 1951.4 (Lessor may continue the Lease in effect after Lessee’s breach and abandonment and recover rent as it becomes due, if Lessee has the right to sublet or assign, subject only to reasonable limitations).

18.    Non-Waiver.

(a)    No waiver of any provision of this Lease shall be implied by any failure of either party to enforce any remedy for the violation of that provision, even if that violation continues or is repeated. Any waiver by Lessor or Lessee of any provision of this Lease must be in writing.

(b)    No receipt by Lessor of a lesser payment than the rent required under this Lease shall be considered to be other than on account of the earliest rent due, and no endorsement or statement on any check or letter accompanying a payment or check shall be considered an accord and satisfaction. Lessor may accept checks or payments without prejudice to Lessor’s right to recover all amounts due and to pursue all other remedies provided for in this Lease. Lessor’s receipt of money from Lessee after giving notice to Lessee terminating this Lease shall not reinstate, continue, or extend the Lease term or affect any termination notice given by Lessor before the receipt of the money. After serving notice terminating this Lease, filing an action, or obtaining final judgment for possession of the Property, Lessor may receive and collect any rent, and the payment of that rent shall not waive or affect such prior notice, action, or judgment.

19.    Holding Over. Lessee shall vacate the Property and deliver possession of the Property to Lessor in the condition required by this Lease upon the expiration or sooner termination of this Lease. In the event of holding over by Lessee after the expiration or termination of this Lease with Lessor’s prior written consent, such holding over shall be on a month-to-month tenancy and all of the terms and provisions of this Lease shall be applicable during such period, including, but not limited to, the payment by Lessee to Lessor of Operating Expenses and Taxes as provided in Paragraph 5, except that Lessee shall pay Lessor as Monthly Base Rent during such holdover an amount equal to the greater of (1) one hundred fifty percent (150%) of the Monthly Base Rent in effect at the expiration or termination of the term, or (2) the then market rent for comparable research and development/office space. If such holdover is without Lessor’s prior written consent, in addition to the obligation of Lessee to pay the foregoing amounts, Lessee shall be liable to Lessor for all costs, expenses, and consequential damages incurred by Lessor as a direct result of such holdover and which would not have otherwise have been incurred. All rent payable during such holdover period shall be payable to Lessor upon demand.

20.    Damage or Destruction.

(a)    In the event of a total destruction of the Building and Improvements during the Term from any cause, either party may elect to terminate this Lease by giving written notice of termination to the other party within thirty (30) days after the casualty occurs. A total destruction shall be deemed to have occurred for this purpose if the Building and Improvements are destroyed to the extent of seventy-five percent (75%) or more of the replacement cost thereof. If the Building and Improvements are destroyed to the extent of seventy-five percent (75%) or more and this Lease is not terminated by either Lessor or Lessee, Lessor shall, provided that Lessor receives insurance proceeds in at least said amount (less the applicable deductible), repair and restore the Building and Improvements to substantially the condition existing as of the Commencement Date of this Lease in a diligent manner and this Lease shall continue in full force and effect, except that rent shall be abated in accordance with Paragraph 20(d) below.

(b)    In the event of a partial destruction of the Building and Improvements of the Property to an extent exceeding twenty-five percent (25%) but less than seventy-five percent (75%) of the replacement cost thereof, or if any damage thereto cannot be repaired, reconstructed, or restored within a period of one hundred eighty (180) days from the date of such casualty, either Lessor or Lessee may terminate this Lease by giving written notice of termination to the other within thirty (30) days after the casualty.

Furthermore, if such casualty is from a cause which is not required to be insured under Lessor’s special form property insurance, or is not insured under any other property insurance carried by Lessor, or if the proceeds of insurance received by Lessor when added to the applicable deductible are not sufficient to repair and restore the Building and Improvements, Lessor may elect (1) to repair and restore the Building and Improvements (provided that Lessee has not elected to terminate this Lease pursuant to the first sentence of this Paragraph 20(b)), or (2) to terminate this Lease by giving written notice of termination to Lessee. Lessor’s election to repair and restore the Building and Improvements or to terminate this Lease shall be made and written notice thereof shall be given to Lessee within thirty (30) days after the casualty.

If this Lease is not terminated by Lessor or Lessee pursuant to the foregoing provisions, Lessor shall complete the repairs in a diligent manner and this Lease shall continue in full force and effect, except that Monthly Base Rent shall be abated in accordance with Paragraph 20(d) below.

(c)    (c) In the event of a partial destruction of the Building and Improvements of the Property to an extent not exceeding twenty-five percent (25%) of the replacement cost thereof and if the damage thereto can be repaired, reconstructed, or restored within a period of one hundred eighty (180) days from the date of such casualty, and if the casualty is from a cause which is insured under Lessor’s special form insurance, or is insured under any other coverage then carried by Lessor, and Lessor receives proceeds of insurance sufficient to repair and restore the Building and Improvements, Lessor shall forthwith repair the same, and this Lease shall continue in full force and effect, except that Monthly Base Rent shall be abated in accordance with Paragraph 20(d) below. If any of the foregoing conditions is not met, Lessor shall have the option either to repair and restore the Building and Improvements, in which event this Lease shall remain in frill force and effect, or to terminate this Lease by giving written notice of termination to Lessee within thirty (30) days after the casualty.

(d)    In the event of repair, reconstruction, or restoration as provided herein, Monthly Base Rent and Additional Rent shall be abated proportionally in the ratio which the Lessee’s use of the Property is impaired during the period commencing with the date of the casualty and ending when the repair or restoration is substantially completed.

(e)    With respect to any destruction of the Property which Lessor is obligated to repair, or may elect to repair, under the terms of this Paragraph 20, the provisions of Section 1932, Subdivision 2, and of Section 1933, Subdivision 4, of the Civil Code of the State of California are waived by the parties. Lessor’s obligation to repair and restore the Property shall be limited to the improvements existing as of the Commencement Date of the term of this Lease, provided that Lessor receives insurance proceeds net of deductibles in at least the amount necessary to repair and restore the Property. Lessor’s time for completion of the repairs and restoration of the Property shall be extended by the number of work days that the repair and restoration is delayed by strikes, labor disputes, unavailability of materials, inclement weather, acts of God, or other causes beyond Lessor’s control.

(f)    In the event of termination of this Lease pursuant to any of the provisions of this Paragraph 20, the rent shall be apportioned on a per diem basis and shall be paid to the date of the casualty. In no event shall Lessor be liable to Lessee for any damages incurred by Lessee from such casualty, or from the repairs or restoration of the Building and Improvements by Lessor pursuant to this Paragraph 20, or from the termination of this Lease as provided herein, nor shall Lessee be relieved thereby from any of Lessee’s obligations hereunder, except to the extent and upon the conditions expressly set forth in this Paragraph 20.

21.    Eminent Domain.

(a)    If all or any substantial part of the Property is taken by eminent domain for any public use or purpose, this Lease shall terminate with respect to the Property or the part so taken upon the earlier to occur of the date when the possession of the part so taken is required for such use or purpose or the vesting of title in the condemning authority. Rent shall be apportioned as of the date of such termination. Lessee shall be entitled to receive any damages awarded to Lessee by the court for (1) any personal property owned by Lessee, and (2) reasonable costs of moving to another location in Santa Clara County. The entire balance of the award shall be the property of Lessor.

(b)    If there is a partial taking of the Property by eminent domain which is not a substantial part of the Building or the Property and the balance of the Property remains reasonably suitable for continued use and occupancy by Lessee for the purposes permitted by this Lease, Lessor shall complete any necessary repairs in a diligent manner and this Lease shall remain in full force and effect with a just and proportionate abatement of the Monthly Base Rent and Additional Rent, to reflect the reduction in the rental value of the Property caused by the partial taking. If after a partial taking, the Property is not reasonably suitable for Lessee’s continued use and occupancy for the uses permitted herein, Lessee may terminate this Lease effective on the earlier of the date title vests in the condemning authority or the date possession is taken. Subject to the provisions of Paragraph 21 (a), the entire award for such taking shall be the property of Lessor.

22.    Default.

(a)    A default under this Lease by Lessee shall exist if any of the following occurs (each, an “Event of Default”):

(1)    If Lessee fails to pay any Monthly Base Rent, Additional Rent, or any other sum required to be paid hereunder when due which failure continues uncured for a period of three (3) days after written notice thereof;

(2)    If Lessee fails to perform any term, covenant or condition of this Lease except those requiring the payment of money, and Lessee fails to cure such breach within thirty (30) days after written notice from Lessor where such breach could reasonably be cured within such thirty (30) day period; provided, however, that where such failure could not reasonably be cured within the thirty (30)) day period; that Lessee shall not be in default if Lessee commences such performance within the thirty (30)) day period and diligently thereafter prosecutes the same to completion;

(3)    If Lessee’s interest in this Lease is assigned or transferred, either voluntarily or by operation of law (except as expressly permitted by other provisions of this Lease);

(4)    If Lessee assigns its assets for the benefit of its creditors; or

(5)    If a court makes or enters any decree or order other than under the bankruptcy laws of the United States adjudging Tenants to be insolvent; or approving as properly filed a petition seeking reorganization of Tenants; or directing the winding up or liquidation of Tenants and such decree or order shall have continued for a period of sixty (60) days.

(b)    In the Event of a Default by Lessee, Lessor may terminate this Lease and remove ail persons and property therefrom and Lessor may recover from Lessee:

(1)    the worth at the time of award of the unpaid rent which had been earned at the time of termination, including interest thereon at the maximum lawful rate from the time of termination until paid;

(2)    the worth at the time of award of the amount by which the unpaid rent which would have been earned after termination until the time of award exceeds the amount of such rental loss that Lessee proves could have been reasonably avoided, including interest thereon at the maximum lawful rate from the time of termination until paid;

(3)    the worth at the time of award of the amount by which the unpaid rent for the balance of the term after the time of award exceeds the amount of such rental loss for the same period that Lessee proves could be reasonably avoided, computed by discounting such amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of award plus one percent (1%); and

(4)    any other amount necessary to compensate Lessor for all the detriment proximately caused by Lessee’s failure to perform its obligations under this Lease or which in the ordinary course of things would be likely to result therefrom.

(c)    If Lessor does not take possession of the Premises or terminate Lessee’s right to occupy the Premises, then this Lease shall continue in effect for so long as Lessor does not terminate

Lessee’s right to possession and Lessor may enforce all of its rights and remedies under this Lease, including the right to recover the rent and other sums due from Lessee hereunder as and when due. For the purposes of this Paragraph 22, the following do not constitute a repossession of the Property by Lessor or a termination of the Lease by Lessor: (1) acts of maintenance or preservation by Lessor or efforts by Lessor to relet the Property; or (2) the appointment of a receiver by Lessor to protect Lessor’s interests under this Lease.

23.    Lessee’s Personal Property. If any of Lessee’s Personal Property remains on the Property after (1) Lessor terminates this Lease pursuant to Paragraph 22 above following an Event of Default by Lessee, or (2) the expiration of the Term or after the termination of this Lease pursuant to any other provisions hereof, Lessor shall give written notice thereof to Lessee pursuant to Applicable Laws. Lessor shall thereafter release, store, or dispose of any such personal property of Lessee in accordance with the provisions of applicable law.

24.    Notices. All notices, statements, demands, requests, or consents given hereunder by either party to the other shall be in writing and, except for notices and copies sent to an address outside of the United States (in which case they shall be sent by common carrier for three (3) day delivery), shall be personally delivered or sent by Federal Express or other overnight courier service, or by United States mail, registered or certified, return receipt requested, postage prepaid, and addressed to the parties as follows:

Lessor:	Batton Family Investments, L.P.
c/o LDRL Management Company, LLC
1000 C Commercial Street
San Carlos, California 94070
Attention: Ryan D. Balzer

Lessee:	SiTime Corporation
990 Almanor Avenue, Suite 200
Sunnyvale, California 94085
Attention: Samsheer Ahmad

Either party may change its address for notice by giving thirty (30) days’ prior written notice to the other party of the new address for notice in accordance with the foregoing provision. Notice to Lessee shall be deemed given upon receipt by Lessee of notice at the address of Lessee referred to above, or attempted delivery where delivery is not accepted.

25.    Estoppel Certificates. Lessee shall within fifteen (15) days following request by Lessor execute and deliver to Lessor an Estoppel Certificate (1) certifying that this Lease has not been modified and certifying that this Lease is in full force and effect, or, if modified, stating the nature of such modification and certifying that this Lease, as so modified, is in full force and effect; (2) stating the date to which the rent and any other charges are paid in advance, if at all; (3) stating the amount of any security deposit held by Lessor; (4) acknowledging that there are not any uncured defaults by Lessor under this Lease, or if there are uncured material defaults on the part of Lessor following the expiration of all applicable notice and cure periods, stating the nature of such uncured material defaults; and (5) any other provisions reasonably requested by Lessor or a prospective purchaser of the Property or a lender.

26.    Parking. Lessee shall have the right to use all of the on-site vehicular parking spaces in the parking area on the Property at no additional cost to Lessee, except for the payment by Lessee of the Operating Expenses and Taxes of the Property.

27.    Signage. Lessee shall have the exclusive right to install Lessee’s identification signage on the monument sign for the Property and the exterior of the Building, at Lessee’s sole expense, subject to (i) Lessor’s prior approval of the size, design and location of any exterior Building signage, (ii) Lessee’s receipt of all necessary approvals from the City of Santa Clara, and (iii) Lessee’s compliance with all applicable ordinances and regulations. Lessee shall not place any other signs on or about the Building or the Property without Lessor’s prior written consent, which consent Lessor may withhold in Lessor’s sole discretion. Lessee shall promptly remove all of Lessee’s signage from the Building and elsewhere on the Property at Lessee’s expense upon the expiration or sooner termination of this Lease.

28.    Real Estate Brokers. Subject to the execution and delivery of this Lease, Lessor shall pay a leasing commission for this Lease to Cassidy Turley Commercial Real Estate Services, Inc., d.b.a. Cushman & Wakefield (“Broker”) pursuant to the terms of a separate written agreement. Lessor and Lessee each represent to the other that it has not had any dealings with any real estate broker, finder, or other person with respect to this Lease other than Broker. Lessor and Lessee shall each indemnify, defend, and hold harmless the other from all damages, expenses, and liabilities resulting from any claims that may be asserted against the other party by any other broker, finder, or other person with whom the indemnifying party has or purportedly has dealt in connection with this Lease.

29.    Approvals. Notwithstanding anything to the contrary in this Lease, whenever this Lease requires the approval, consent, designation, determination, or judgment by either Lessor or Lessee, such approval, consent, designation, determination, or judgment by either Lessor or Lessee (including, without limiting the generality of the foregoing, those required in connection with assignment and subletting), shall not be unreasonably withheld or delayed and in exercising any right or remedy hereunder, each party shall at all times act reasonably and in good faith.

30.    Subordination: Attornment. Lessee agrees to execute, acknowledge, and deliver to Lessor upon reasonable request from time to time during the Term of this Lease a Subordination, Non-Disturbance and Attornment Agreement (“SNDA”) in the form requested by Lessor’s mortgage lender, if any, on the condition that Lessor and Lessor’s lender shall execute, acknowledge and deliver to Lessee promptly thereafter a copy of the SNDA providing that so long as Lessee is not in default under this Lease, Lessee’s possession of the Property and its rights under this Lease shall not be disturbed in the event of the foreclosure of the mortgage to which this Lease is subordinated by the SNDA, or in the event of the delivery of a deed in lieu of foreclosure, and further providing that upon request Lessee shall attorn to the lender or the purchaser of the Property at the foreclosure sale or by deed in lieu of foreclosure. Promptly following the execution and delivery of this Lease, Lessor shall request in writing of any lender holding a security interest in the Property, or any portion thereof, that such lender execute an SNDA which shall include the granting of non-disturbance rights to Lessee so long as Lessee is not in default hereunder. Lessor shall exercise commercially reasonable efforts to obtain such SNDA, but this Lease shall not be conditioned upon any lender executing an SNDA.

31.    Breach by Lessor.

(a)    Lessor shall not be deemed in breach of this Lease unless Lessor fails within a reasonable time after receipt of written notice from Lessee to perform an obligation required to be performed by Lessor pursuant to this Lease. For purposes of this Paragraph 31, a reasonable time shall in no event (other than an emergency) be less than thirty (30) days after receipt by Lessor, and by the holders of any mortgage or deed of trust covering the Property whose name and address have been furnished to Lessee in writing for such purposes, of written notice specifying wherein such obligation of Lessor has not been performed; provided, however, that if the nature of Lessor’s obligation is such that more than thirty (30) days after receipt of such notice are reasonably required for its performance, then Lessor shall not be in breach of this Lease if performance is commenced within such thirty (30) day period and thereafter diligently pursued to completion.

(b)    In the event of a breach of this Lease by Lessor, Lessee’s sole remedy shall be to institute an action against Lessor for damages or for equitable relief, but Lessee shall not have the right to rent abatement, to offset against rent, or to terminate this Lease other than as expressly set forth in this Lease.

32.    Lessor’s Entry. Except in the case of an emergency and except for permission by an employee of Lessee to enter during Lessee’s normal working hours. Lessor and Lessor’s agents shall provide Lessee with at least twenty-four (24) hours’ notice prior to entry of the Building. Such entry by Lessor and Lessor’s agents shall not interfere with Lessee’s operations more than reasonably necessary. Lessor and Lessor’s agents shall at all times be accompanied by a representative of Lessee during any such entry except in case of emergency. Lessor may enter the Building at any time without prior notice to Lessee, and without a representative of Lessee present, if Lessee has vacated the Building.

33.    Attorneys’ Fees. If any action at law or in equity is brought to recover any rent under this Lease, or for or on account of any breach of or to enforce or to interpret any provisions of this Lease or for recovery of the possession of the Property, the prevailing party shall be entitled to recover from the other party costs of suit and reasonable attorneys’ fees, the amount of which shall be fixed by the court and shall be made a part of any judgment rendered.

34.    Quiet Possession. So long as no Event of Default by Lessee under this Lease remains uncured. Lessee shall have quiet enjoyment and possession of the Property for the entire Term hereof subject to all of the provisions of this Lease.

35.    General Provisions.

(a)    Nothing contained in this Lease shall be deemed or construed by the parties hereto or by any third person to create the relationship of principal and agent or of partnership or of joint venture of any association between Lessor and Lessee, and neither the method of computation of rent nor any other provisions contained in this Lease nor any acts of the parties hereto shall be deemed to create any relationship between Lessor and Lessee other than the relationship of landlord and tenant.

(b)    Lessor and Lessee agree that each has had an opportunity to determine to its satisfaction the actual area of the Building. All measurements of area contained in this Lease are conclusively agreed to be correct and binding on the parties, even if a subsequent measurement of one of these areas determines that it is more or less than the area reflected in this Lease. Any such subsequent determination that the area is more or less than the area shown in this Lease shall not result in a change in any of the computations of rent or any other matters described in this Lease where area is a factor.

(c)    Each and all of the provisions of this Lease shall be binding upon and inure to the benefit of the parties hereto, and except as otherwise specifically provided elsewhere in this Lease, their respective heirs, executors, administrators, successors, and assigns, subject at all times, nevertheless, to all agreements and restrictions contained elsewhere in this Lease with respect to the assignment, transfer, encumbering of all or any part of Lessee’s interest in this Lease or the subletting of all or any part of the Property.

(d)    The captions of the paragraphs of this Lease are for convenience only and shall not be considered or referred to in resolving questions of interpretation or construction.

(e)    This Lease is and shall be considered to be the only agreement between the parties hereto and their representatives and agents. All negotiations and oral agreements acceptable to both parties have been merged into and are included herein. There are no other representations or warranties between the parties and all reliance with respect to representations is solely upon the representations and agreements contained in this instrument.

(f)    The laws of the State of California shall govern the validity, performance, and enforcement of this Lease, without regard to conflicts of laws provisions. Notwithstanding which of the parties may be deemed to have prepared this Lease, this Lease shall not be interpreted either for or against Lessor or Lessee, but this Lease shall be interpreted in accordance with the general tenor of the language in an effort to reach an equitable result.

(g)    Time is of the essence with respect to the performance of each of the covenants and agreements contained in this Lease.

(h)    Recourse by Lessee for breach of this Lease by Lessor shall be expressly limited to Lessor’s interest in the Property and the rents, issues and profits (herefrom, and no other assets of Lessor or any manager, member, property manager, employee, or agent thereof. In the event of any such breach or default by either party hereunder, the non-breaching party hereby waives the right to proceed against any assets of any manager, member, property manager, employee, or agent of the party in breach,

(i)    Any provision or provisions of this Lease which shall be found to be invalid, void or illegal by a court of competent jurisdiction, shall in no way affect, impair, or invalidate any other provisions hereof, and the remaining provisions hereof shall nevertheless remain in full force and effect.

(j)    This Lease may be modified in writing only, signed by the parties in interest at the time of such modification. This Lease and all subsequent modifications thereto maybe executed in counterparts, each of which shall constitute an original. Facsimile or “.pdf’ copies of signatures shall constitute proper and binding execution of all writings and may be relied on by the other party as if original.

(k)    Each party represents to the other that the persons signing this Lease on its behalf are properly authorized to do so. Upon the request of either party, evidence of the written authority of such persons to sign on behalf of the other party shall be provided to the requesting party hereto either prior to or simultaneously with the return to the requesting party of a fully executed copy of this Lease.

(l)    No binding agreement between the parties with respect to the Property shall arise or become effective until this Lease has been duly executed by both Lessee and Lessor and a fully executed copy of this Lease has been delivered to both Lessee and Lessor.

(m)    Lessor and Lessee acknowledge that the terms and conditions of this Lease constitute confidential information of Lessor and Lessee. Neither party shall disseminate orally or in written form a copy of this Lease, lease proposals, lease drafts, or other documentation containing the terms, details or conditions contained herein to any third party without obtaining the prior written consent of the other party, except to the attorneys, accountants, or other authorized business representatives or agents of the parties, or to the extent required to comply with applicable Laws (including applicable securities laws).

(n)    Except as otherwise provided in Paragraph 19, Lessor and Lessee waive any claim for consequential damages which one may have against the other for breach of or failure to perform or observe the requirements and obligations created by this Lease.

(o)    This Lease shall not be recorded.

(p)    Lessee and Lessor (each, a “Representing Party”) each represents and warrants to the other (i) that neither the Representing Party nor any person or entity that directly owns a ten percent (10%) or greater equity interest in it nor any of its officers, directors or managing members is a person or entity (each, a “Prohibited Person”) with whom U.S. persons or entities are restricted from doing business under regulations of the Office of Foreign Asset Control (“OFAC”) of the Department of the Treasury (including those named on OFAC’s Specially Designated and Blocked Persons List) or under any statute, executive order (including Executive Order 13224 (the “Executive Order”) signed on September 24, 2001 and entitled “Blocking Property and Prohibiting Transactions with Person Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action, (ii) that the Representing Party’s activities do not violate the International Money Laundering Abatement and Financial Anti-Terrorism Act of 2001 or the regulations or orders promulgated thereunder (as amended from time to time, the “Money Laundering Act”), and (iii) that throughout the term of this Lease the Representing Party shall comply with the Executive Order and with the Money Laundering Act.

IN WITNESS WHEREOF, the Lessor and Lessee have duly executed this Lease as of the date first set forth herein.

“Lessor”

BATTON ASSOCIATES, LLC,
a California limited liability company

By:	W. F. Batton Management Company,
a California corporation, Manager

	By:	/s/ Harold Balzer
Harold Balzer, President

“Lessee”

SITIME CORPORATION,
a Delaware corporation

By:	/s/ Rajesh Vashist
Rajesh Vashist, CEO

TABLE OF CONTENTS

1.	Lease	1

2.	Term	1

3.	Option to Extend	2

4.	Monthly Base Rent	4

5.	Additional Rent; Operating Expenses and Taxes	5

6.	Payment of Rent	7

7.	Security Deposit	8

8.	Use	8

9.	Environmental Matters	8

10.	Taxes on Lessee’s Property	10

11.	Insurance	10

12.	Indemnification	12

13.	Lessor Work; Condition of Property	12

14.	Maintenance and Repairs; Alterations; Surrender and Restoration	14

15.	Utilities and Services	16

16.	Liens	16

17.	Assignment and Subletting	17

18.	Non-Waiver	20

19.	Holding Over	20

20.	Damage or Destruction	21

21.	Eminent Domain	22

22.	Default	23

23.	Lessee’s Personal Property	24

24.	Notices	24

25.	Estoppel Certificates	24

26.	Parking	24

27.	Signage	25

28.	Real Estate Brokers	25

29.	Approvals	25

30.	Subordination: Attornment	25

31.	Breach by Lessor	25

i

32.	Lessor’s Entry	26

33.	Attorneys’ Fees	26

34.	Quiet Possession	26

35.	General Provisions.	26

ii